Exhibit 99.1

SAKS INCORPORATED FILES FORM 10-Q AND ANNOUNCES

RESULTS FOR SECOND QUARTER AND SIX MONTHS ENDED JULY 30, 2005

– Company also provides outlook for balance of 2005 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (October 17, 2005)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended July 30, 2005 and outlined its outlook for the balance of 2005.

The Company operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates (collectively the “Northern Department Store Group” or “NDSG”), Parisian specialty department stores, and Club Libby Lu specialty stores. The Company has announced it is exploring strategic alternatives for both NDSG and Club Libby Lu. SFAE is comprised of Saks Fifth Avenue luxury department stores, Saks Off 5th outlet stores, and saks.com.

On July 5, 2005, the Company completed a transaction in which it sold substantially all of the assets directly involved in the Company’s Proffitt’s and McRae’s operations to Belk, Inc. for approximately $622 million in cash plus the assumption of certain liabilities. Refer to the Company’s July 5, 2005 press release for additional details.

On July 19, 2005, the Company successfully completed cash tender offers and consent solicitations, repurchasing approximately $586 million in principal amount of outstanding senior notes, substantially reducing the Company’s leverage. These notes were repurchased at par, which included a consent fee. Refer to the Company’s July 19, 2005 press release for additional details.

The Company did not timely file its Second Quarter Form 10-Q with the SEC primarily due to the delayed September 1, 2005 filing of the Company’s Annual Report on Form 10-K. Prior period financial information contained in this release has been restated to reflect adjustments primarily related to improperly collected markdown allowances at an SFAE merchandising division, the timing of recording of vendor markdown allowances, and lease accounting methods (related to accounting for rent holidays, tenant allowances, and symmetry of lease terms). Please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for additional information.

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Earnings Overview

Saks Incorporated recorded net income of $8.2 million, or $.06 per share, for the second quarter ended July 30, 2005. The quarter included a net gain of $57.0 million (net of taxes), or $.40 per share, primarily comprised of a $76.0 million gain ($.52 per share) on the sale of the Proffitt’s/McRae’s business (including an $88.0 million write-off of goodwill) netted against a non-cash $17.7 million loss ($.12 per share) on the extinguishment of debt related principally to the write-off of deferred financing costs on senior notes and a premium on previously exchanged notes. The quarter also included approximately $3.3 million (net of taxes), or $.02 per share, of legal, accounting, and other expenses associated with the recently completed investigations by the Company’s Audit Committee of improper collections of vendor markdown allowances at Saks Fifth Avenue. While the Company continues its strategic alternative process, it must maintain adequate staffing to support its operations and to fulfill the obligations under its interim support service agreement. Consequently, the Company incurred retention charges of approximately $3.5 million (net of taxes), or $.02 per share, during the quarter, related to the accrual of such liabilities although no such amounts were paid during the quarter.

The Company recorded a loss of $25.3 million, or $.18 per share, for the prior year second quarter ended July 31, 2004, which included a charge of $2.1 million (net of taxes), or $.02 per share, primarily related to the disposition of assets associated with store closings.

For the current year second quarter, consolidated comparable store sales increased 2.1%, while total revenues fell 2.6%, reflecting the sale of the Proffitt’s/McRae’s business. The consolidated gross margin rate was 240 basis points below last year, and year-over-year selling, general, and administrative expenses grew 180 basis points. Refer to “Second Quarter Segment Performance and Commentary” below for additional details.

Saks Incorporated recorded net income of $24.4 million, or $.17 per share, for the six months ended July 30, 2005. The six months included a net gain of $58.5 million (net of taxes), or $.41 per share, primarily comprised of the $76.0 million gain ($.52 per share) on the sale of the Proffitt’s/McRae’s business (including an $88.0 million write-off of goodwill) netted against the $17.7 million non-cash loss ($.12 per share) on the extinguishment of debt related to the repurchase of senior notes. The six months also included approximately $5.6 million (net of taxes), or $.04 per share, of expenses associated with the recently completed investigations by the Company’s Audit Committee of improper collections of vendor markdown allowances and approximately $3.5 million (net of taxes), or $.02 per share, of retention expenses.

The Company recorded a loss of $5.2 million, or $.04 per share, for the prior year six months ended July 31, 2004, which included a charge of $4.7 million (net of taxes), or $.04 per share, primarily related to the disposition of assets associated with store closings.

For the current year six months, consolidated comparable store sales grew 2.0% and total sales declined 0.9%. The gross margin rate was 110 basis points below last year, and SG&A expenses grew 120 basis points over the prior year.

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Second Quarter Segment Performance and Commentary

For the second quarter and six months ended July 30, 2005, operating income (loss) by segment (in millions) was as follows:

	Quarter Ended July 30, 2005	Quarter Ended July 31, 2004	Six Months Ended July 30, 2005	Six Months Ended July 31, 2004
SDSG	$2.4	$3.8	$22.5	$32.7
SFAE	(42.8)	(6.2)	(2.0)	39.4
Items not allocated	133.5	(10.9)	124.6	(26.8)

Total	$93.1	$(13.3)	$145.1	$45.3

Items not allocated to the business segments are comprised of the gain on the sale of the Proffitt’s/McRae’s business (totaling $156.9 million); the cost of services performed on behalf of the entire company; and those items not considered by corporate management in assessing segment operating performance, such as impairments, gains or losses on long-lived assets, certain store closing charges, debt restructuring charges, and certain severance and retention costs.

SDSG

For the second quarter, SDSG generated operating income of $2.4 million, a $1.4 million decline from last year. SDSG’s performance reflected a comparable store sales gain of 0.5% and a total sales decline of 5.8% (related to the sale of the Proffitt’s/McRae’s stores). The gross margin rate decreased slightly versus last year principally due to deterioration at Proffitt’s/McRae’s resulting from the general disruption and mid-quarter closing of the sale to Belk. SG&A dollars declined, and the rate decreased slightly.

Steve Sadove, Vice Chairman and Chief Operating Officer of the Company, noted, “The decline in SDSG’s operating performance for the quarter was entirely attributable to the operations of Proffitt’s/McRae’s, with only two months of operations included in the quarterly results combined with the effect of the business disruption associated with the sale to Belk. We are pleased that, in spite of the distraction of the ongoing strategic alternative process at the Northern Department Store Group, this business generated a modest positive comparable store sales gain and solid operating performance for the quarter. And, through the execution of its focused merchandising, marketing, and service strategies, Parisian generated a low single digit comparable store sales increase and improved operating performance for the period.”

SFAE

SFAE’s second quarter operating loss widened to $42.8 million, a decline of $36.6 million from the prior year. While SFAE’s comparable store sales increased 4.2% for the period, the business experienced a substantial decline in the gross margin rate and increased operating expenses during the quarter.

Fred Wilson, Chairman and Chief Executive Officer of SFAE, noted, “SFAE’s second quarter earnings performance was extremely disappointing, with approximately two-thirds of the decline from last year related to gross margin performance and the balance related to increased operating expenses. Going forward, we can and expect to do better.

“During the first six months of 2005, SFAE experienced an enormously challenging operating environment as activities surrounding the recently completed Audit Committee investigations caused significant disruption to our merchant and planning teams. Much time was dedicated to

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this issue by key managers in our business. In connection with the investigations, a number of key personnel changes occurred in the merchandising and planning areas, further affecting our execution and operations.”

“The year-over-year gross margin decrease was principally due to two factors,” Wilson continued. “Unsatisfactory inventory management led to increased markdowns, and we experienced a decline in vendor markdown support.”

Wilson explained, “Gross margins should improve going forward for several reasons. New planning processes have been completed and put into place, and we have selected and begun implementation of a new planning system which will be fully operational in spring 2006. Also, Mike Archbold has joined the SFAE team as EVP/Chief Financial and Administrative Officer, reporting to me. Mike is a seasoned financial executive, previously holding CFO positions at both Autozone and a division of Barnes & Noble. Adding Mike to our team will contribute to improved financial discipline in our organization. In addition, we expect our vendor support to return to more normalized levels going forward.

“During the quarter, business was not as robust as we had expected. We are in the process of exiting certain products, such as certain private brand merchandise, that we do not feel are consistent with the Saks Fifth Avenue brand. We were able, however, to offset the impact of exiting of these businesses and still achieve overall revenue growth. Exiting certain businesses while adding new brands and product lines to our matrix is part of our overall strategy to make Saks Fifth Avenue more consistent as a brand. We are pleased to note that our New York flagship store, which we use as our laboratory, achieved another significant increase in sales for the quarter on top of a very strong performance last year.”

Wilson concluded, “Continued investments in key strategic store and marketing initiatives, coupled with approximately $5.5 million of legal and other expenses related to the Audit Committee investigations, compounded SFAE’s earnings shortfall. The investment spending has now been fully anniversaried.”

Concluding Comments on the Quarter

R. Brad Martin, Chairman and Chief Executive Officer of Saks, noted, “The second quarter reflected consummation of the transaction to sell the assets of Proffitt’s/McRae’s, a reduction in total debt of over 40%, year-over-year operating improvement at the remaining SDSG businesses, and a disappointing SFAE performance.

“While SFAE continued to progress on a number of important strategic initiatives during the first half of 2005, execution at this business was simply not satisfactory. Actions associated with the Audit Committee investigations of improper markdown allowances clearly took their toll on the organizational focus and operating results of SFAE during the first half of the year. I expect improved business discipline and execution at SFAE going forward.”

Balance Sheet Highlights

Inventories at July 30, 2005 totaled $1.28 billion, a 12% decrease over the prior year. Consolidated comparable store inventories decreased approximately 5% over last year, with levels at SDSG and SFAE both below last year. The decline in SFAE comparable store inventories reflected the timing of merchandise receipts, with some receipts falling into the third quarter this year versus the second quarter last year.

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The Company ended the quarter with approximately $250 million of cash on hand and no borrowings on its $800 million revolving credit facility. As a result of the July 2005 repurchase of approximately $586 million in principal amount of outstanding senior notes, total debt at July 30, 2005 declined over 40% to approximately $763 million, and debt-to-capitalization was 26.3%. Subsequent to quarter end, the Company repurchased an incremental $21.4 million in senior notes, bringing the total year-to-date debt reduction on the senior notes to approximately $607 million.

The Company did not purchase any shares of Saks’ common stock during the six months ended July 30, 2005. The Company has remaining availability of approximately 15.7 million shares under its repurchase programs.

Strategic Alternative Process for SDSG

Martin commented, “The Company has carefully considered its mix of businesses and their future potential to create shareholder value. We have embarked on a process of reviewing whether there are transactions available which could create shareholder value greater than that which would occur through executing the Company’s operating strategies. As a result, the Company sold its Proffitt’s/McRae’s business to Belk for approximately $623 million in July, and we are continuing the strategic alternative process for NDSG and Club Libby Lu.”

Store News

As previously mentioned, the Company sold its Proffitt’s/McRae’s operations to Belk in July. The assets sold included the property associated with 22 Proffitt’s stores and 25 McRae’s stores, representing approximately 5.6 million square feet.

During the quarter, the Company closed its Saks Fifth Avenue and Off 5th stores in Skokie, Illinois and its Off 5th store in Myrtle Beach, South Carolina.

The Saks Fifth Avenue store in New Orleans suffered substantial water, fire, and other damage related to Hurricane Katrina and remains closed indefinitely. Martin noted, “Our primary concern was the safety and welfare of our 230 store associates. Every associate has been accounted for, and we are offering employment, financial, and other support where needed. Our New Orleans store was a great location for us, and we intend to reopen it once redevelopment plans for the area are solidified.”

The Saks Fifth Avenue New Orleans store is covered by both property damage and business interruption insurance. The property damage coverage will pay to repair and/or replace the physical property damage and inventory loss, and the business interruption coverage will reimburse the Company for lost profits as well as continuing expenses related to loss mitigation, recovery, and reconstruction for the full duration of the reconstruction period plus three months. At this time, the Company is unable to determine the period of time required to reopen the store.

The deductible under the insurance policies is a percentage of insured values and is currently estimated at $2.65 million. The Company is currently working to determine the full amount of

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the insurance recovery and the timing of any receipts of such recovery. Because the policies cover replacement value, it is possible that the insurance proceeds will equal or exceed the net book value of the assets lost or damaged.

The Company will open a new 124,000 square foot Parisian store in October 2005, located in Collierville, Tennessee (metropolitan Memphis). The Company previously announced its intention to close three additional Saks Fifth Avenue stores (Fort Worth, TX; Mission Viejo, CA; and Palos Verdes, CA) at dates yet to be determined.

Outlook for Fall 2005

Martin commented, “For the balance of the year, we are focused on executing our operating strategies at SFAE, NDSG, and Parisian; continuing our work on the strategic alternative process for NDSG and Club Libby Lu; providing the transition services associated with the sale of the Proffitt’s/McRae’s business; downsizing central expenses as necessary; and positioning our businesses for 2006.”

Sadove added, “While both the Parisian and Northern Department Store Group teams are focused on achieving their operating plans for the second half, we may experience some continued disruption in the business related to the ongoing strategic alternative process. As we work through this process, we are focused on appropriately sizing our central services infrastructure while retaining key personnel needed to support the existing business and to fulfill our support service agreement.”

Wilson noted, “At SFAE, with the distractions of the recent Audit Committee investigations largely behind us, we expect much improved management focus and quality of execution in this business during the second half of the year. We should see improvements in store productivity, inventory management, and expense control over our performance in the first half of the year.”

Management believes that the following assumptions are reasonable for the second half of 2005:

•	Flat to low single digit comparable store sales growth at SDSG and mid-single digit comparable store sales growth at SFAE. Total SDSG sales should decline by approximately $400 million due to the elimination of the Proffitt’s/McRae’s stores from the revenue base. SFAE sales should decline by approximately $30 million due to the removal of the New Orleans store from the revenue base.

•	Relatively flat gross margin rate on a year-over-year basis.

•	Slightly increased SG&A rate as a percentage of sales on a year-over-year basis, reflecting severance/retention expenses of approximately $15 million, incremental Audit Committee investigations-related expenses of approximately $8 million to $10 million, and a lower sales base (due to the removal of Proffitt’s/McRae’s and the Saks Fifth Avenue New Orleans store).

•	Interest expense ranging from $26 million to $28 million, a significant decline from 2004 levels due to reduced indebtedness.

•	Depreciation and amortization ranging from $110 million to $115 million, decreasing modestly over 2004 expense due to the elimination of Proffitt’s/McRae’s from the store base.

•	An effective tax rate of approximately 39.0%.

For the full year, management expects net capital spending will total approximately $200 million to $225 million. The major components of this spending include approximately: (i) $70 million

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for SFAE expansions and remodels, (ii) $30 million for SDSG new and replacement stores, (iii) $15 million for SDSG expansions and remodels, and (iv) the balance for merchandising, maintenance capital, and information technology.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the second quarter ended July 30, 2005 compared to last year’s second quarter ended July 31, 2004 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$725.3	$770.4	(5.8)%	(0.5)%
SFAE	590.0	580.0	1.7%	4.2%

Total	$1,315.3	$1,350.4	(2.6)%	2.1%

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the six months ended July 30, 2005 compared to the six months ended July 31, 2004 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$1,569.6	$1,628.2	(3.6)%	(0.3)%
SFAE	1,295.7	1,262.4	2.6%	4.9%

Total	$2,865.3	$2,890.6	(0.9)%	2.0%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
SDSG leased commissions	$3.5	$4.0	$7.5	$8.1
SFAE leased commissions	5.7	5.6	12.0	12.7

Total leased commissions	$9.2	$9.6	$19.5	$20.8

Company Information

At quarter end, Saks operated 182 SDSG stores with 19.9 million square feet, 56 Saks Fifth Avenue stores with 6.1 million square feet, and 50 Off 5th units with 1.4 million square feet. The Company also operated 49 mall-based Club Libby Lu stores.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Monday, October 17, 2005 to discuss second quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 1539731).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at

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http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee’s investigations; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delayed filings with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005 and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	July 30, 2005		July 31, 2004
Net sales	$1,315,252	100.0%	$1,350,357	100.0%
Cost of sales	855,571	65.0%	845,995	62.6%

Gross margin	459,681	35.0%	504,362	37.4%

Selling, general and administrative expenses	382,800	29.1%	369,209	27.3%
Other operating expenses:
Property and equipment rentals	47,739	3.6%	48,846	3.6%
Depreciation & other amortization	52,646	4.0%	56,847	4.2%
Taxes other than income taxes	39,500	3.0%	38,520	2.9%
Store pre-opening costs	598	0.0%	893	0.1%
Impairments and dispositions	(156,691)	-11.9%	3,312	0.2%

Operating income (loss)	93,089	7.1%	(13,265)	-1.0%
Other income (expense):
Interest expense	(26,314)	-2.0%	(28,761)	-2.1%
Loss on extinguishment of debt	(28,991)	-2.2%	—	0.0%
Other income (expense), net	2,967	0.2%	2,088	0.2%

Income (loss) before provision (benefit) for income taxes	40,751	3.1%	(39,938)	-3.0%

Provision (benefit) for income taxes	32,557	2.5%	(14,606)	-1.1%

Net income (loss)	$8,194	0.6%	$(25,332)	-1.9%

Basic earnings (loss) per common share:	$0.06		$(0.18)
Diluted earnings (loss) per common share:	$0.06		$(0.18)

Weighted average common shares:
Basic	139,120		141,591
Diluted	145,005		141,591

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Six Months Ended
	July 30, 2005		Restated July 31, 2004
Net sales	$2,865,311	100.0%	$2,890,550	100.0%
Cost of sales	1,802,233	62.9%	1,786,231	61.8%

Gross margin	1,063,078	37.1%	1,104,319	38.2%

Selling, general and administrative expenses	784,957	27.4%	757,393	26.2%
Other operating expenses:
Property and equipment rentals	96,002	3.4%	99,411	3.4%
Depreciation & other amortization	110,284	3.8%	111,559	3.9%
Taxes other than income taxes	85,793	3.0%	82,334	2.8%
Store pre-opening costs	858	0.0%	946	0.0%
Impairments and dispositions	(159,940)	-5.6%	7,371	0.3%

Operating income	145,124	5.1%	45,305	1.6%
Other income (expense):
Interest expense	(54,524)	-1.9%	(55,961)	-1.9%
Loss on extinguishment of debt	(28,991)	-1.0%	—	0.0%
Other income (expense), net	5,225	0.2%	2,475	0.1%

Income (loss) before provision (benefit) for income taxes	66,834	2.3%	(8,181)	-0.3%

Provision (benefit) for income taxes	42,469	1.5%	(3,016)	-0.1%

Net income (loss)	$24,365	0.9%	$(5,165)	-0.2%

Basic earnings (loss) per common share:	$0.18		$(0.04)
Diluted earnings (loss) per common share:	$0.17		$(0.04)

Weighted average common shares:
Basic	138,723		141,309
Diluted	144,372		141,309

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	July 30, 2005	Restated July 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$249,964	$180,587
Merchandise inventories	1,283,715	1,459,714
Other current assets	162,849	172,645
Deferred income taxes, net	84,946	96,570

Total current assets	1,781,474	1,909,516

Property and equipment, net	1,780,744	2,075,745
Goodwill and intangibles, net	235,362	325,907
Deferred income taxes, net	233,672	125,529
Other assets	58,692	90,926

TOTAL ASSETS	$4,089,944	$4,527,623

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$393,823	$387,008
Accrued expenses and other current liabilities	474,819	388,416
Current portion of long-term debt	7,525	76,506

Total current liabilities	876,167	851,930

Long-term debt	755,167	1,348,204
Other long-term liabilities	322,525	320,319

Total shareholders’ equity	2,136,085	2,007,170

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,089,944	$4,527,623

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	July 30, 2005	July 31, 2004
Net Sales:
Saks Department Stores Group	$725,301	$770,350
Saks Fifth Avenue Enterprises	589,951	580,007

	$1,315,252	$1,350,357

Operating Income:
Saks Department Stores Group	$2,351	$3,801
Saks Fifth Avenue Enterprises	(42,826)	(6,150)
Items not allocated	133,564	(10,916)

	$93,089	$(13,265)

Depreciation and Amortization:
Saks Department Stores Group	$26,293	$31,012
Saks Fifth Avenue Enterprises	25,660	25,289
Other	693	546

	$52,646	$56,847

Total Assets:
Saks Department Stores Group	$1,625,482	$2,172,826
Saks Fifth Avenue Enterprises	1,676,902	1,716,425
Other	787,560	638,372

	$4,089,944	$4,527,623

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Six Months Ended
	July 30, 2005	July 31, 2004
Net Sales:
Saks Department Stores Group	$1,569,590	$1,628,191
Saks Fifth Avenue Enterprises	1,295,721	1,262,359

	$2,865,311	$2,890,550

Operating Income:
Saks Department Stores Group	$22,497	$32,675
Saks Fifth Avenue Enterprises	(1,996)	39,398
Items not allocated	124,623	(26,768)

	$145,124	$45,305

Depreciation and Amortization:
Saks Department Stores Group	$58,179	$60,829
Saks Fifth Avenue Enterprises	50,852	49,637
Other	1,253	1,093

	$110,284	$111,559

Total Assets:
Saks Department Stores Group	$1,625,482	$2,172,826
Saks Fifth Avenue Enterprises	1,676,902	1,716,425
Other	787,560	638,372

	$4,089,944	$4,527,623

SAKS INCORPORATED

SUMMARY OF CHARGES AND GAINS

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended		(UNAUDITED) Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Summary of (Charges) and Gains:

Impairments and Dispositions - In Normal Course	$(257)	$(3,312)	$(244)	$(7,370)

Loss on Extinguishment of Debt	(28,991)	—	(28,991)	—

Belk Transaction:
Impairments and Dispositions	157,232	—	157,232	—
SG&A (principally severance)	(316)		(316)

SFAE Store Closings:
Impairments and Dispositions	(285)	—	2,865	—
Gross Margin (markdowns)	(554)	—	(241)	—
SG&A (principally severance)	(706)	—	(1,363)	—

East NC Store Closings:
Impairments and Dispositions	—	—	87	—
Gross Margin (markdowns)	11	—	(581)	—

Income Taxes:
Income Tax Effect of Above Items	(69,087)	1,209	(69,966)	2,690

Net, After-Tax Certain Gains and Charges	$57,047	$(2,103)	$58,482	$(4,680)

Cash/Non-Cash Summary of (Charges) and Gains:

Cash Gains and Charges	$613,401	$—	$626,249	$—
Non-Cash Gains and Charges	(487,267)	(3,312)	(497,801)	(7,370)
Income Tax Effect	(69,087)	1,209	(69,966)	2,690

Net, After-Tax Certain Gains and Charges	$57,047	$(2,103)	$58,482	$(4,680)